Exhibit 99.1

BlackRock Creates Foundation

to Advance a More Inclusive and Sustainable Economy

The BlackRock Foundation will broaden the firm’s philanthropic investments in economic mobility, financial resiliency and sustainability

Firm’s enhanced philanthropic commitment to be funded by contribution of firm’s remaining 20% stake in PennyMac Financial Services

New York, February 13, 2020 – BlackRock, Inc. (NYSE: BLK) has made a charitable contribution of 15.6 million shares of PennyMac Financial Services, Inc. (NYSE: PFSI), with a market value of $589 million, to fund the firm’s social impact efforts to advance a more inclusive and sustainable economy. This charitable contribution will provide long-term funding for the firm’s future philanthropic investments and partnerships focused on promoting sustainability and economic mobility, and building a financial safety net for underserved and underemployed people.

“Society today needs companies to create economic growth that benefits all stakeholders,” said Larry Fink, Chairman and CEO of BlackRock. “The contribution we’re making – in line with our purpose as a firm – will support our commitment to creating greater financial well-being and advancing sustainability,” he continued. “These funds will be strategically deployed to partners and programs aligned with this mission, helping catalyze new and innovative ideas that support social and economic progress for more people around the world. The BlackRock Foundation will support our conviction that the transition to a more sustainable economy must be inclusive, fair and just.”

BlackRock’s Social Impact team, the group that leads the firm’s philanthropic efforts, works to address pressing social problems. The team identifies, funds and partners with high-potential organizations to test and build evidence for innovative solutions with potential long-term impact, strong leadership and measurable outcomes, either anticipated or demonstrated.

The first phase of work has focused on tackling financial insecurity. Last year, BlackRock’s philanthropic funds committed $50 million to launch a new Emergency Savings Initiative to build, test, and pilot custom short-term savings tools and strategies for people living on low-incomes. The first group of participating organizations – including UPS, Uber, Mastercard, Etsy, Brightside, Arizona State University, and Acorns – are working with experts from three leading consumer health nonprofits – Common Cents Lab, Commonwealth and the Financial Health Network – to establish an important financial safety net for their employees, customers, students, and gig workers.

“Planning for the future is difficult – if not impossible – when you’re worried about today,” said Deborah Winshel, Global Head of Social Impact at BlackRock. “Financial insecurity prevents individuals from fulfilling their potential, and it undermines productivity and economic mobility. We have an opportunity to help people gain a more secure financial footing through creating access to jobs with high earning potential and tools to build savings, protecting against downside shocks.”

Other current partnerships and outcomes funded through BlackRock’s philanthropic efforts include:

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CodeDoor, a tech bootcamp and job placement program based in Frankfurt, Germany, where BlackRock’s support will facilitate a new train-the-trainer model, projected to scale graduates to 20,000 by the end of 2021, up from 1,500 in 2019.

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Laboratoria, a social enterprise training underemployed women for tech jobs. BlackRock’s support over the past two years has helped graduate 895 developers across Peru, Mexico, Chile and Brazil, with 80% of these women working in jobs in tech that on average triple their income.

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Upwardly Global, a US-based organization that coaches foreign-born professionals to move from unemployment and severe underemployment to thriving-wage roles in high-demand fields. Some 85 percent of Upwardly Global participants experience poverty before entering the coaching program. Since 2019, BlackRock’s support has helped 1,000 of these job-seekers rebuild professional careers with an average salary of nearly $58,000.

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RefuAid, a UK-based nonprofit founded in 2015 and based in London, creating access to interest free loans for migrants with professional training to access re-credentialing and re-qualification. With a waitlist of 360 loan applicants, BlackRock’s support will help the organization build capacity to meet demand.

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One Acre Fund, an organization that BlackRock supported over the past two years to test and scale tree-planting as a backup source of income and savings device for smallholder farmers in rural Africa. In 2020, BlackRock will support One Acre Fund’s pilot program in India, and their ambitious goal of planting ~20,000,000 trees.

In addition to funding solutions to promote a more inclusive and sustainable economy, BlackRock’s Social Impact team supports and empowers BlackRock’s employees to give back to their communities in ways that are meaningful to them. The team is responsible for BlackRock’s community-based investments as well as humanitarian and disaster relief. In the next phase of work, the group plans to expand their focus to include environmental sustainability.

“Just as we anticipate that climate change will reshape the investment landscape, we recognize the disproportionate consequences already facing vulnerable communities,” said Winshel. “The additional instability climate change brings to peoples’ day-to-day lives is a social problem. We’ve begun work to support organizations addressing this challenge in the coming year.”

The BlackRock Foundation, the BlackRock Charitable Fund and Impact to BlackRock, Inc.

BlackRock, Inc. has contributed its remaining 20% stake in PennyMac Financial Services, Inc. with a current market value of $589 million to fund the firm’s future social impact efforts. This charitable contribution will provide long-term funding for the firm’s philanthropic investments and partnerships through The BlackRock Foundation, a newly established corporate foundation, and the BlackRock Charitable Fund, which was established in 2013 with the contribution of a portion of its investment in PennyMac.

BlackRock originally invested $34 million in PennyMac in 2008, as BlackRock saw client opportunities in the residential home loan market. BlackRock made an initial charitable contribution of 6.1 million units to the BlackRock Charitable Fund, valued at approximately $125 million, following PennyMac’s successful IPO in 2013.

Larry Fink added, “Our strategic investment in PennyMac twelve years ago was part of an effort to help our clients access opportunities in the residential mortgage market that BlackRock could otherwise not have provided. The success of this partnership now affords us the opportunity to enhance our contribution to society in the many markets where we operate around the world. I applaud Stan Kurland, David Spector, and the PennyMac management team for building a successful company and want to thank them, as well as Jon Jacobson who joined us as a strategic partner in the founding of PennyMac, for being excellent stewards of our capital.”

The charitable contribution will result in an operating expense of $589 million, which BlackRock expects will be offset by a $125 million non-cash, non-operating pre-tax financial gain on the contributed shares and a tax benefit of approximately $241 million. The overall financial impact of this transaction will be excluded from BlackRock’s “as-adjusted” results when the Company reports first quarter results for 2020.

BlackRock’s non-profit partners provided the following comments:

Nora Schimang, CEO of CodeDoor said: “We are very pleased to have BlackRock as a partner who will accompany CodeDoor’s growth, especially in Germany. CodeDoor’s special focus on technical and product driven advancements to increase diversity at the IT and software labor market are in line with BlackRock’s DNA. Together we will significantly increase the number of people who have access to excellent qualifications as IT specialists.”

Sherry Riva, Founder and CEO of Compass Working Capital said: “Anti-poverty programs in the U.S. provide critical income support to families, but generally discourage or penalize families from building assets needed to move forward and invest in the future. Compass Working Capital is changing that. With BlackRock as a key partner, we’re working to build an economy where every family has the opportunity to save for and invest in the future, by making the opportunity to build assets the norm, and not the exception, in our nation’s anti-poverty work.”

Marisol Alarcón, Chief Partnerships Officer, Laboratoria: “At Laboratoria we work to foster talent diversity in the digital economy of Latin America by training women from underserved backgrounds as web developers and placing them in tech jobs, and by training corporate professionals on the mindset needed to face the digital transformation their companies are experiencing. BlackRock’s support has been key to advance this work throughout the region, by expanding our impact to other locations, and by allowing us to permanently improve our impact model, based on our continued learning and improvement processes.”

Matt Forti, Managing Director at One Acre Fund said: “At One Acre Fund, we supply 1 million African smallholder farmers with farm inputs, finance, and training that helps them to succeed. Since 2017, BlackRock has provided us with critical support to enable financial security and economic pathways to prosperity for Africa’s rural communities.”

Anna Jones, Co-Founder, RefuAid: “We live in a country where neurosurgeons are working as care assistants, where marine engineers are driving cabs and where qualified lawyers are stacking supermarket shelves. Refugees arriving in the UK face huge hurdles in returning to their careers due to language and financial barriers. Over the last 2 years we have supported over 100 refugees back into their careers in the UK. Thanks to a multi-year commitment from The BlackRock Foundation we will be able to support hundreds more in the future.”

Jina Krause-Vilmar, CEO of Upwardly Global said: “Upwardly Global is proud to partner with BlackRock in building a workforce and economy that embraces the contributions of immigrants and refugees. In partnership with BlackRock we are creating access to professional opportunity for over 1,000 unemployed and underemployed immigrants, with an average income gain of $50,000 per household, and connecting employers to a diverse and future-ready workforce able to tackle the challenges of today and tomorrow.”

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, our clients turn to us for the solutions they need when planning for their most important goals. As of December 31, 2019, the firm managed approximately $7.43 trillion in assets on behalf of investors worldwide. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock.

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